PROSPECTUS
                          INTERNET COMMERCE CORPORATION

o This prospectus relates to the public offering from time to time by the persons listed on page 15 below, referred to in this prospectus as selling stockholders, of up to 2,590,386 shares of our class A common stock.

o Our class A common stock is traded on the Nasdaq National Market under the symbol ICCA. On June 18, 2001, the last sale price for the class A common stock was $3.00.

o Any selling stockholder may sell the class A common stock on the Nasdaq National Market or in privately negotiated transactions, whenever he decides and at the price he sets. The price at which any of the shares of class A common stock are sold and the commissions paid, if any, may vary from transaction to transaction. We will not receive any proceeds from the sale of these shares.

o We filed a registration statement on form S-3 (file no. 333-80043) which became effective on October 18, 1999 covering the resale of up to 5,476,280 shares of our class A common stock, of which 798,357 shares have not been sold as of the date of this prospectus.

o We filed a registration statement on form S-3 (file no. 333-93301) which became effective on March 1, 2000 covering the resale of up to 955,289 shares of our class A common stock, of which 212,854 shares have not been sold as of the date of this prospectus.

o In connection with our acquisition of Intercoastal Data Corporation, or IDC, we filed a registration statement on form S-3 (file no. 333-45868) which became effective on December 7, 2000 covering the resale of up to 238,579 shares of our class A common stock, none of which have been sold as of the date of this prospectus.

o This investment involves a high degree of risk. You should carefully consider the risk factors beginning on page 4 of this prospectus before you decide to invest.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is June 25, 2001

                                TABLE OF CONTENTS

                                                                            Page

Prospectus Summary.........................................................  3

Risk Factors...............................................................  4

      Risks Relating to ICC................................................  4
      Risks Relating to the Internet and Online Commerce Aspects of our
      Business ............................................................  8
      Risks Relating to this Offering......................................  9

Forward-Looking Statements................................................  11

Use of Proceeds............................................................ 11

Business....................................................................12

Selling Stockholders....................................................... 13

Plan of Distribution....................................................... 16

Description of Securities...................................................17

Legal Matters.............................................................. 23

Experts.................................................................... 23

Where You Can Find More Information........................................ 24

                               PROSPECTUS SUMMARY

      This summary highlights selected information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before purchasing shares of our class A common stock. You should read the entire prospectus carefully, including Risk Factors commencing on page 4, before making an investment decision.

                      Internet Commerce Corporation, or ICC

Internet Commerce Corporation is a leader in the e-commerce, or EC, business-to-business communication services market. ICC.NET, our global Internet-based value added network, or VAN, provides complete supply chain connectivity solutions for electronic data interchange, or EDI, and e-commerce and offers users a sophisticated vehicle to securely send and receive files of any format and size. ICC offers a broad range of consulting services, including XML technologies, data transformations, custom application development, an EDI service bureau and comprehensive e-commerce education. ICC bridges the legacy investments of yesterday to today's Internet technologies.


                                  The Offering

Class A common stock offered
by the selling stockholders...................................2,590,386 shares

Class A common stock to be
outstanding after the offering............................9,704,180 shares (1)

Nasdaq National Market symbol.............................................ICCA

---------------------------

(1) This information is based on the number of shares of class A common stock (including restricted stock) outstanding on June 6, 2001. It includes all of the shares of class A common stock being offered by this prospectus by the selling stockholders. It excludes (a) 2,214,503 shares of class A common stock issuable upon exercise of warrants or upon conversion of series A convertible redeemable preferred stock, series C convertible redeemable preferred stock and class B common stock outstanding on that date and (b) 6,578,734 shares then issuable under outstanding options or reserved for issuance under our stock option plans.

                                  RISK FACTORS

      You should carefully consider each of the following risk factors in addition to the other information contained in this prospectus before purchasing shares of our class A common stock. Investing in our class A common stock involves a high degree of risk. Any of the following risks could materially and adversely affect our business, operating results, financial condition and the market price of our class A common stock and could result in the complete loss of your investment.

Risks Relating to ICC

      We have a limited operating history and there is insufficient historical information to determine whether we will successfully implement any of our business strategies. We were founded in November 1991 under the name Infosafe Systems, Inc. and from 1991 to 1997 we conducted limited operations and developed certain products that we were unable to exploit commercially and consequently discontinued. In 1997, we shifted our business emphasis to focus exclusively on the development and marketing of our ICC.NET service, formerly known as our CommerceSense(R) service, and changed our name to Internet Commerce Corporation in September 1998 to reflect this shift. In the fourth quarter of fiscal year 1999, we became an operating company and were no longer considered a development stage company. We launched the current version of our ICC.NET service commercially in April 1999. As a result, we have only a limited operating history and there is little historical information on which to evaluate our business and prospects. We may not be successful in implementing any of our business strategies.

      We have never earned a profit and expect to incur significant losses. We have incurred significant losses since we were founded in 1991. We have never earned a profit in any fiscal quarter and, as of April 30, 2001, we had an accumulated deficit of approximately $50.5 million. We expect our cost of revenue and operating expenses to increase significantly, especially in the areas of marketing, customer installation and customer service. As a result, we expect to incur additional losses in the future.

      We may not achieve profitability. The profit potential of our business model is unproven. Our revenue is dependent on the number of customers who subscribe to our ICC.NET VAN service and the volume of the data, documents or other information they send or retrieve utilizing this service. The success of our ICC.NET VAN service and our other proposed services depends to a large extent on the future of business-to-business electronic commerce using the Internet, which is uncertain. In addition, we expect our expenses to increase, especially in the areas of sales and marketing. As a result, we expect to incur additional losses in the future. If we experience a shortfall in our estimated revenue, we may be unable to adjust spending in a timely manner and may not achieve profitability.

      We currently depend primarily on our ICC.NET service and may not be able to continue to expand into new business areas. We are currently focusing on our ICC.NET service and as a result, our revenue for the foreseeable future is almost entirely dependent on the success of this service, including, but not limited to, the number of customers who subscribe to the service and the volume (in kilocharacters) of the data, documents or other information they

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send or retrieve utilizing our service and revenue derived from our acquisitions of Research Triangle Commerce, Inc., or RTCI, and IDC. We expect our expenses to increase, especially in the areas of sales and marketing. We will need to generate significant revenue to achieve and maintain profitability. If we do not increase our revenue significantly, we will continue to be unprofitable.

      We are expanding our operations by developing and marketing new and complementary services using our ICC.NET service as a platform to provide these additional services or systems. We cannot assure you that we will be able to continue to do so effectively.

      If we are unable to obtain necessary future capital, our business will suffer. As of April 30, 2001, we had unrestricted cash in the amount of approximately $3.3 million, which will not be sufficient if achieving profitability takes longer than we anticipate. If we are unable to obtain necessary additional financing, our business will suffer and we may be unable to continue our operations. In addition, we may need to raise additional funds if we attempt to expand more rapidly or if competitive pressures or technological changes are greater than anticipated. We cannot assure you that any additional financing will be available on reasonable terms or at all.

      Raising additional funds in the future by issuing securities could adversely affect our stockholders and negatively impact our operating results. If we raise additional funds through the issuance of debt securities, the holders of the debt securities will have a claim to our assets that will have priority over any claim of our stockholders. The interest on these debt securities would increase our costs and negatively impact our operating results. If we raise additional funds through the issuance of class A common stock or securities convertible into or exchangeable for class A common stock, the percentage ownership of our then-existing stockholders will decrease and they may experience additional dilution. In addition, any convertible or exchangeable securities may have rights, preferences and privileges more favorable to the holders than those of the class A common stock.

      If we are unable to manage our growth, our financial results will suffer. Our ability to implement our business plan successfully in a new and rapidly-evolving market requires effective planning and growth management. If we cannot manage our anticipated growth effectively, our business and financial results will suffer. We expect that we will need to continue to manage and to expand multiple relationships with customers, Internet service providers and other third parties. We also expect that we will need to continue to improve our financial systems, procedures and controls and will need to expand, train and manage our workforce, particularly our information technology staff.

      We may face capacity constraints which impede our revenue growth and business profitability. The satisfactory performance, reliability and availability of our network infrastructure, customer support and document delivery systems and our web site are critical to our reputation and our ability to attract customers and maintain adequate customer service levels. Any significant or prolonged capacity constraints could prevent customers from sending or gaining access to their documents or other data or accessing our customer support services for extended periods of time. This would decrease our ability to acquire and retain customers and prevent us from achieving the necessary growth in revenue to achieve profitability. If the amount of traffic increases substantially and we experience capacity constraints, we will need to

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expand further and upgrade our technology and network infrastructure. We may be unable to predict the rate or timing of increases in the use of our services to enable us to upgrade our operating systems in a timely manner.

      If we do not keep pace with rapid technological changes, customer demands and intense competition, we will not be successful. Our market is characterized by rapidly changing technology, customer demands and intense competition. If we cannot keep pace with these changes, our ICC.NET service could become uncompetitive and our business will suffer. The Internet's recent growth and the intense competition in our industry require us to continue to develop strategic business and Internet solutions that enhance and improve the customer service features, functions and responsiveness of our ICC.NET VAN and other proposed services and that keep pace with continuing changes in information technology and customer requirements. If we are not successful in developing and marketing enhancements to our ICC.NET VAN service or other proposed services that respond to technological change or customer demands, our business will suffer.

      We may not be able to compete effectively in the business-to-business electronic commerce market, which could limit our market share and harm our financial performance. The business-to-business electronic commerce industry is evolving rapidly and is intensely competitive. If we are not able to compete effectively against our current and future competitors, we may lose customers, may need to lower our prices, may experience reductions in gross margins, increases in marketing costs or losses in market share, or may experience a combination of these problems, and, as a result of any of the foregoing, our business will suffer.

      Many of our current and potential competitors have significant existing customer relationships and vastly larger financial, marketing, customer support, technical and other resources than we do. As a result, they may be able to respond more quickly to changing technology and changes in customer requirements or be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential customers and employees, or be able to devote greater resources to the development, promotion and sale of their services than we can. As a result, we may not be successful in competing against our competitors.

      Our principal competitors include: Peregrine Systems, Inc., GE Global eXchange Services, a subsidiary of GE Information Services, Inc., International Business Machines Corporation Global Services, Sterling Commerce, Inc., a subsidiary of SBC Communications Inc., AT&T Corp. and WorldCom, Inc. Each of these competitors has an established VAN that has provided EDI for at least several years and has long-established relationships with the users of EDI, including many of our prospective customers.

      If we are successful in utilizing our ICC.NET platform to provide new services, we may enter into different markets and may face the same or additional competitors, most of which will have substantially greater financial and other resources than we do.

      If we cannot successfully expand our business outside of the United States, our revenues and operating results will be adversely affected. Our current and future customers are conducting their businesses internationally. As a result, an important component of our

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business strategy is to expand our international marketing and sales efforts and if we do not successfully expand our business in this way, we may lose current and future customers. Although we have established alliances with Cable & Wireless and ThyssenKrupp to sell our service in certain foreign markets, we cannot predict their success. In addition, our potential new service offerings may involve delivery of data and use of the Internet in other countries which currently have or may enact laws or regulations that restrict our ability to deliver data or use the Internet or that impose significant taxes for doing so. Loss of customers and restrictions on delivery of data and use of the Internet will adversely affect our business, operating results and financial condition.

      If we cannot hire and retain highly qualified employees, our business and financial results will suffer. We are substantially dependent on the continued services and performance of our executive officers and other key employees. Competition for employees in our industry is intense. If we are unable to attract, assimilate and retain highly qualified employees, our management may not be able to effectively manage our business, exploit opportunities and respond to competitive challenges and our business and financial results will suffer. Many of our competitors may be able to offer more lucrative compensation packages which include stock options and other stock-based compensation and higher-profile employment opportunities than we can.

      We depend on our intellectual property, which may be difficult and costly to protect. Other than our decryption/logging/branding patent, our intellectual property consists of proprietary or confidential information that is not currently subject to patent or similar protection. CommerceSense, ICC.NET and B2B4B2C have been registered as trademarks. The applications to register AUDINET and B to B for B to C have now been allowed as trademarks and await registration. We intend to apply for additional name and logo marks in the United States and in foreign jurisdictions. No assurance can be given that registrations will be issued on the non-allowed applications or that interested third parties will not petition the United States Patent and Trademark Office to cancel our registration. We may not be able to protect these trademarks. If our competitors or others adopt product or service names similar to ICC.NET, it may impede our ability to build brand identity and customer loyalty. We may need to file lawsuits to defend the validity of our intellectual property rights and trade secrets, or to determine the validity and scope of the proprietary rights of others. Litigation is expensive and time-consuming and could divert management's attention away from running our business.

      The validity, enforceability and scope of protection of some types of proprietary rights in Internet-related businesses are uncertain and still evolving. If unauthorized third parties try to copy our service or our business model or use our confidential information to develop competing services, we may lose customers and our business could suffer. We may not be able to effectively police unauthorized use of our technology because policing is difficult and expensive. In particular, the global nature of the Internet makes it difficult to control the ultimate destination or security of software or other data transmitted. The laws of other countries may not adequately protect our intellectual property.

      Intellectual property infringement claims against us could harm our business. Our business activities and our ICC.NET service may infringe upon the proprietary rights of others and other parties may assert infringement claims against us. Any such claims and any resulting litigation could subject us to significant liability for damages and could result in invalidation of our proprietary rights. We could be required to enter into costly and burdensome royalty and licensing agreements, which may not be available on terms acceptable to us, or may not be available at all.


      We may suffer systems failures and business interruptions which would harm our business. Our success depends in part on the efficient and uninterrupted operation of our service that is required to accommodate a high volume of traffic. Almost all of our network operating systems are located at the Securities Industry Automation Corporation, or SIAC. SIAC runs all computing operations for the New York Stock Exchange and the American Stock Exchange. Our systems are vulnerable to events such as damage from fire, power loss, telecommunications failures, break-ins and earthquakes. This could lead to interruptions or delays in our service, loss of data or the inability to accept, transmit and confirm customer documents and data. Our business may suffer if our service is interrupted. Although we have implemented network security measures, our servers may be vulnerable to computer viruses, electronic break-ins, attempts by third parties deliberately to exceed the capacity of our systems and similar disruptions.

Risks Relating to the Internet and Online Commerce Aspects of Our Business

      If Internet usage does not continue to grow or its infrastructure fails, our business will suffer. If the Internet does not gain increased acceptance for business-to-business electronic commerce, our business will not grow or become profitable. We cannot be certain that the infrastructure or complementary services necessary to maintain the Internet as a useful and easy means of transferring documents and data will continue to develop. The Internet infrastructure may not support the demands that growth may place on it and the performance and reliability of the Internet may decline.

      Privacy concerns may prevent customers from using our services. Concerns about the security of online transactions and the privacy of users may inhibit the growth of the Internet as a means of delivering business documents and data. We may need to incur significant expenses and use significant resources to protect against the threat of security breaches or to alleviate problems caused by security breaches. We rely upon encryption and authentication technology to provide secure transmission of confidential information. If our security measures do not prevent security breaches, we could suffer operating losses, damage to our reputation, litigation and possible liability. Advances in computer capabilities, new discoveries in the field of cryptography or other developments that render current encryption technology outdated may result in a breach of our encryption and authentication technology and could enable an outside party to steal proprietary information or interrupt our operations.

      Failure of our third-party providers to provide adequate Internet and telecommunications service could result in significant losses of revenue. Our operations depend upon third parties for Internet access and telecommunications service. Frequent or prolonged interruptions of these services could result in significant losses of revenues. Each of them has experienced outages in the past and could experience outages, delays and other difficulties due to system failures unrelated to our on-line architecture. These types of occurrences could also cause users to perceive our services as not functioning properly and therefore cause them to use other methods to deliver and receive information. We have limited control over these third parties and cannot assure you that we will be able to maintain satisfactory relationships with any of them on acceptable commercial terms or that the quality of services that they provide will remain at the levels needed to enable us to conduct our business effectively.

      Government regulation and legal uncertainties relating to the Internet could harm our business. Changes in the regulatory environment in the United States and other countries could decrease our revenues and increase our costs. The Internet is largely unregulated and the laws governing the Internet remain unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy and taxation apply to the Internet. In addition, because of increasing popularity and use of the Internet, any number of laws and regulations may be adopted in the United States and other countries relating to the Internet or other online services covering issues such as:

      o     user privacy;
      o     security;
      o     pricing and taxation;
      o     content; and
      o     distribution.

      Costs of transmitting documents and data could increase, which would harm our business and operating results. The cost of transmitting documents and data over the Internet could increase. We may not be able to increase our prices to cover these rising costs. Also, foreign and state laws and regulations relating to the provision of services over the Internet are still developing. If individual states or foreign countries impose taxes or laws that negatively impact services provided over the Internet, our cost of providing our ICC.NET and other services may increase.

Risks Relating to this Offering

      Shares eligible for future sale by our existing stockholders may adversely affect our stock price and may render it difficult to sell class A common stock. The average weekly trading volume of our class A common stock on The Nasdaq SmallCap Market was, approximately, 809,100 shares during the quarter ended June 30, 2000 and 270,400 shares for the period from July 1, 2000 to September 19, 2000. Since September 20, 2000, our class A common stock has been traded on the Nasdaq National Market. The average weekly trading volume of our class A common stock on the Nasdaq National Market was, approximately, 566,000 shares for the period from September 22, 2000 to December 31, 2000. The average weekly trading volume of our class A common stock on the Nasdaq National Market was, approximately, 284,600 shares for the period from January 1, 2001 to June 1, 2001. On October 18, 1999, our registration statement on form S-3 became effective. This registration statement covers the sale of up to 5,476,280 shares of class A common stock by holders of our class A common stock and holders of our series A preferred stock, class B common stock and warrants that may be converted into or exchanged for class A common stock, of which 798,357 shares have not been sold as of the date of this prospectus. On March 1, 2000, another registration statement on form S-3 became effective. This registration statement covers the sale of up to

955,289 shares of class A common stock by holders of our class A common stock and by holders of our series A preferred stock and warrants that may be converted into or exchanged for class A common stock, of which 212,854 shares have not been sold as of the date of this prospectus. In connection with our acquisition of IDC, we filed a registration statement on form S-3, which became effective on December 7, 2000, covering the resale of up to 238,579 shares of our class A common stock, none of which have been sold as of the date of this prospectus. The market price of our class A common stock could be materially and adversely affected by sales of even a small percentage of these shares or the perception that these sales could occur.

      Our stock price may be extremely volatile and this volatility could affect your ability to sell your shares of class A common stock at a favorable price. From January 1, 2001 through June 1, 2001, the price of our class A common stock has fluctuated from a low of $1.86 to a high of $7.50. The market price of our class A common stock is likely to fluctuate substantially in the future. In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. If we were subject to a securities class action lawsuit, it could result in substantial costs and a significant diversion of resources, including management time and attention.

      The market for our class A common stock may be illiquid, which would restrict your ability to sell your shares of class A common stock. Our class A common stock is currently trading on the Nasdaq National Market. A purchaser of the shares of class A common stock covered by this prospectus may not be able to find a buyer for the portion of the shares of class A common stock the purchaser wishes to sell at an acceptable price. It is possible that the trading market for the class A common stock in the future will be thin and illiquid, which could result in increased volatility in the trading prices for our class A common stock. The price at which our class A common stock will trade in the future cannot be predicted and will be determined by the market. The price may be influenced by investors' perceptions of our business, financial condition and prospects, the use of the Internet for business purposes and general economic and market conditions.

      If we lose our $58 million net operating loss carryforward, our financial results will suffer. Section 382 of the Internal Revenue Code contains rules designed to discourage persons from buying and selling the net operating losses of companies. These rules generally operate by focusing on ownership changes among stockholders owning directly or indirectly 5% or more of the common stock of a company or any change in ownership arising from a new issuance of stock by a company. In general, the rules limit the ability of a company to utilize net operating losses after a change of ownership of more than 50% of its common stock over a three-year period. Purchases of our class A common stock in amounts greater than specified levels could inadvertently create a limitation on our ability to utilize our net operating losses for tax purposes in the future. We are currently subject to a limitation on the utilization of our net operating loss carryforward and we may suffer further limitation as a result of sales of class A common stock covered by this prospectus.

      Our board of directors can issue preferred stock with rights adverse to the holders of class A common stock. Our board of directors is authorized, without further stockholder approval, to determine the provisions of and to issue up to 4,979,825 shares of preferred stock. Issuance of preferred shares with rights to dividends and other distributions, voting rights or

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other  rights  superior  to the class A common  stock  could be  adverse  to the holders of class A common stock.

      We may have to spend significant resources indemnifying our officers and directors or paying for damages caused by their conduct. The Delaware General Corporation Law provides for broad indemnification by corporations of their officers and directors and permits a corporation to exculpate its directors from liability for their actions. Our bylaws and certificate of incorporation implement this indemnification and exculpation to the fullest extent permitted under this law as it currently exists or as it may be amended in the future. Consequently, subject to this law and to some limited exceptions in our certificate of incorporation, none of our directors will be liable to us or to our stockholders for monetary damages resulting from conduct as a director.

                           FORWARD-LOOKING STATEMENTS

      This prospectus contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Specifically, all statements other than statements of historical facts included in this prospectus, or incorporated by reference in this prospectus, regarding our financial position, business strategy and plans and objectives of management for future operations are forward-looking statements. These forward-looking statements are based on the beliefs of management, as well as assumptions made by and information currently available to management. When used in this prospectus, including the information incorporated by reference, the words anticipate, believe, estimate, expect, may, will, continue, intend and plan and words or phrases of similar import, as they relate to our financial position, business strategy and plans, or objectives of management, are intended to identify forward-looking statements. These cautionary statements reflect our current view regarding future events and are subject to risks, uncertainties and assumptions related to various factors which include but may not be limited to those listed under the heading Risk Factors starting on page 4 and other cautionary statements in this prospectus and in the information incorporated in this prospectus by reference.

      Although we believe that our expectations are reasonable, we cannot assure you that our expectations will prove to be correct. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in this prospectus as anticipated, believed, estimated, expected, intended or planned. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.

                                 USE OF PROCEEDS

            The selling stockholders are selling all the shares of class A common stock covered by this prospectus for their own account. We will not receive any proceeds from the sale of these shares of class A common stock.

                                    BUSINESS

                      Internet Commerce Corporation, or ICC

Business Description

      Internet Commerce Corporation is a leader in the e-commerce business-to-business communication services market that provides complete EC infrastructure solutions.

      Our business operates in three segments. These three segments are:

       o ICC.NET (formerly named CommerceSense(TM)) - Our ICC.NET service, the company's global Internet-based value added network or VAN, uses the Internet and our proprietary technology to deliver our customers' documents and data files to members of their trading communities, many of which may have incompatible systems, by translating the documents and data files into any format required by the receiver. We believe that our ICC.NET service has significant advantages over traditional VANs, and email-based and other Internet-based systems, because our service has lower cost, higher level of service, greater transmission speed and more features. ICC.NET provides the following services:

            o Traditional VAN services -- our ICC.NET service provides the full suite of traditional VAN services, but uses the Internet to provide cost savings and increased capabilities for our customers;

            o EDI for web-based retailers -- our ICC.NET service provides an electronic document and data file delivery link between web-based retailers and their vendors that require that documents and data files be transmitted using electronic data interchange, or EDI, format;

            o EDI to fax service -- our ICC.NET service can translate electronic documents into fax format and send the documents by fax to our customers' trading partners that cannot receive electronically transmitted documents; and

            o Large-scale electronic document management and delivery -- our ICC.NET service can transmit large-scale non-EDI electronic documents and data files and provides real-time delivery, archiving, security, authentication and audit services.

      o Professional Services - Our professional services segment facilitates the development and operations of comprehensive business-to-business e-commerce solutions. We provide the following professional services:

            o EC infrastructure solutions by providing mission critical e-commerce consulting, software, outsourced services, translation/mapping and technical resource management.

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            o     On-site and off-site data mapping services to maximize
                  productivity and efficiency in managing inter-company and intra-company data transaction requirements.

             o A series of product-independent one-day EDI seminars for e-commerce users. The seminars are hosted by leading universities and training facilities in the United States. We also develop in-house EDI training programs.

      o Service Bureau - Our service bureau manages and translates the data of small and mid-sized companies that exchange EDI data with large companies and provides the following services:

            o Receives electronic purchase orders from large retailers and converts the purchase orders into hard copies for their suppliers that are our customers.

            o Converts paper invoices for our customers into EDI which is transmitted to the large companies.

            o Provides UPC (Universal Product Code ) services for ASN (Advanced Ship Notice) Casing & UCC (Uniform Code Council) 128 labels.

            o Maintains UPC catalogs for its customers allowing the customers to generate the UPC numbers and tickets for the items in the UPC catalogs.

Business Strategy

      We believe that our ICC.NET service provides a platform with many applications that will allow our customers to integrate a substantial portion of their document and data file delivery methods into a single, seamless process with significantly less administrative effort and cost. We intend to continue to market ICC.NET to new customers with an increasing focus on industries in which ICC.NET has enjoyed significant penetration and revenues. Those industries include book retailing and publishing, pharmaceutical manufacturing, footwear manufacturing, office supplies and transportation logistics.

      Additionally, we will focus on marketing ICC.NET to other members of the trading communities of our existing customers and we will pursue opportunities to cross-sell our services to the customers of our several business segments.

The address of our principle executive office is 805 Third Avenue, New York, New York 10022. Our telephone number at that address is (212) 271-7640.

                              SELLING STOCKHOLDERS

      On November 6, 2000, we acquired RTCI by merger. The selling stockholders received their shares of class A common stock in exchange for their ownership interests in RTCI. In addition, warrants to purchase shares of common stock of RTCI held by certain selling stockholders were converted in the RTCI Merger into warrants to purchase an aggregate of 45,760 shares of ICC class A common stock.

      The table below sets forth information, as of June 6, 2001, regarding the beneficial ownership of the shares of class A common stock by the selling stockholders. The information regarding the selling stockholders' beneficial ownership after this offering assumes that all the shares of class A common stock offered by this prospectus are sold. The presentation is based on 9,659,262 shares of our class A common stock outstanding as of June 6, 2001, which includes all of the shares of class A common stock being offered by this prospectus.


-------------------------------------------------------------------------------------------------------------

                                             Number of
                                              Shares
                                            Of Class A                                  Class A Common Stock
                                           Common Stock              Number of           Beneficially Owned
                                           Beneficially         Shares of Class A          After Offering
                                              Owned               Common Stock          ------       --------
   Selling Stockholders                  Before Offering             Offered            Number       Percent
-------------------------------------------------------------------------------------------------------------
Blue Water Venture Fund                        763,638                763,638              0            *
II,                                                                                                     LLC
Jennifer M. Boyle                                1,048                  1,048              0            *
Benjamin T. Brooks III                           3,048**                3,048**            0            *
Judith A. Butler                                 1,048                  1,048              0            *
Norbert Duttlinger                               1,048                  1,048              0            *
Louis R. Fattarusso, Jr                            699                    699              0            *
Joseph T. Freeman                                1,048                  1,048              0            *
Tammy L. Kinane                                    262                    262              0            *
Jeffrey W. LeRose                            1,754,675              1,754,675              0            *
Joanne  F. LeRose                               10,476                 10,476              0            *
Joanne F. LeRose as                              1,048                  1,048              0            *
   Trustee FBO Kaitlin
Butler
Joanne F. LeRose as                              1,048                  1,048              0            *
   Trustee FBO Evan Boyle
Joanne F. LeRose as                              1,048                  1,048              0            *
   Trustee FBO Kayla Boyle
Janine K. LeRose                                 1,048                  1,048              0            *
Marion Bass Securities                          27,036**               27,036**            0            *
Corporation
Dean C. Paizis                                   1,048                  1,048              0            *
Rene Matthews Usher                             14,834**               14,834**            0            *
Kenneth W. Vanderford                            5,238                  5,238              0            *
Crystal Yannell                                  1,048                  1,048              0            *


------------

*     Less than 1%
**    Consists of shares issuable upon exercise of warrants

                              PLAN OF DISTRIBUTION

      ICC is registering the shares of class A common stock on behalf of the selling stockholders. As used herein, "selling stockholders" includes donees and pledgees selling shares of class A common stock received from a named selling stockholder after the date of this prospectus. We anticipate that the selling stockholders may sell all or a portion of the shares of class A common stock offered by this prospectus from time to time on the Nasdaq National Market, on other securities exchanges or in private transactions, at fixed prices, at market prices prevailing at the time of sale or at prices reasonably related to the market price, at negotiated prices, or by a combination of these methods of sale through:

o ordinary brokerage transactions and transactions in which the broker solicits purchases;

o sales to one or more brokers or dealers as principal, and the resale by those brokers or dealers for their account, including resales to other brokers and dealers;

o block trades in which a broker or dealer will attempt to sell the shares of class A common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction; or

o     privately negotiated transactions with purchasers.

      We are not aware as of the date of this prospectus of any agreements between the selling stockholders and any broker-dealers regarding the sale of the shares of class A common stock offered by this prospectus, although we have made no inquiry in that regard. In connection with distributions of the shares of class A common stock, the selling stockholders may enter into hedging transactions with broker-dealers. In connection with these transactions:

o broker-dealers may engage in short sales of the shares of class A common stock covered by this prospectus in the course of hedging the positions they assume with selling stockholders;

o the selling stockholders may sell shares of class A common stock short and deliver the shares of class A common stock offered by this prospectus to close out their short positions;

o the selling stockholders may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares of class A common stock offered by this prospectus, which the broker-dealer may resell according to this prospectus; and

o the selling stockholders may pledge the shares of class A common stock offered by this prospectus to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged shares of class A common stock according to this prospectus.

      The selling stockholders and any broker, dealer or other agent executing sell orders on behalf of the selling stockholders may be considered to be underwriters within the meaning of the Securities Act. If so, commissions received by any of these brokers, dealers or agents and profit on any resale of the shares of class A common stock may be considered to be underwriting commissions under the Securities Act. These commissions received by a broker, dealer or agent may be in excess of customary compensation.

      All costs, fees and expenses of registration incurred in connection with the offering will be borne by us. All selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.

      The selling stockholders also may resell all or a portion of the shares of class A common stock offered by this prospectus in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that Rule.

      We have notified the selling stockholders that they will be subject to applicable provisions of the Securities Exchange Act of 1934 and its rules and regulations, including, among others, Rule 102 under Regulation M. These provisions may limit the timing of purchases and sales of any of the shares of class A common stock by the selling stockholders. Rule 102 under Regulation M provides, with some exceptions, that it is unlawful for the selling stockholders or their affiliated purchasers to, directly or indirectly, bid for or purchase, or attempt to induce any person to bid for or purchase, for an account in which the selling stockholders or affiliated purchasers have a beneficial interest, any securities that are the subject of the distribution during the applicable restricted period under Regulation M. All of the above may affect the marketability of the shares of class A common stock. To the extent required by law, we may require the selling stockholders, and their brokers if applicable, to provide a letter that acknowledges compliance with Regulation M under the Exchange Act before authorizing the transfer of the selling stockholders' shares of class A common stock.

                            DESCRIPTION OF SECURITIES

      The following summary description of the material terms of our capital stock and warrants is not intended to be complete. Since the terms of our capital stock must comply with the provisions of our certificate of incorporation and bylaws, which are included as exhibits to the registration statement, and the Delaware General Corporation Law, you should read our certificate of incorporation and bylaws very carefully. The relevant provisions of our certificate of incorporation and bylaws and the Delaware General Corporation Law are discussed under the heading Delaware Law and Certificate of Incorporation and Bylaw Provisions beginning on page 22 of this prospectus.

      We have the authority to issue up to 40,000,000 shares of class A common stock, 2,000,000 shares of class B common stock, 2,000,000 shares of class E-1 common stock, 2,000,000 shares of class E-2 common stock and 5,000,000 shares of preferred stock, which includes 10,000 shares of series A preferred stock, 175 shares of series S preferred stock and 10,000 shares of series C preferred stock.

Common Stock

Class A common stock

      As of June 6, 2001, there were 9,659,262 shares of class A common stock outstanding, held of record by approximately 300 stockholders. Class A common stock is currently traded on the Nasdaq National Market under the symbol ICCA.

      Holders of class A common stock are entitled to one vote per share on all matters to be voted on by our common stockholders. Subject to the preferences of the preferred stock, the holders of class A common stock are entitled to a proportional distribution of any dividends that may be declared by the board of directors, provided that if any distributions are made to the holders of class A common stock, identical per-share distributions must be made to the holders of the class B common stock, even if the distributions are in class A common stock. In the event of a liquidation, dissolution or winding up of ICC, the holders of class A common stock are entitled to share equally with holders of the class B common stock in all assets remaining after liabilities and amounts due to holders of preferred stock have been paid in full or set aside. Class A common stock has no preemptive, redemption or conversion rights. The rights of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of series A preferred stock, series S preferred stock, series C preferred stock or any other series of preferred stock that ICC may designate and issue in the future.

Class B common stock

      As of June 6, 2001, there were 2,574 shares of class B common stock outstanding, held of record by three stockholders.

      Class B common stock is convertible into class A common stock on a one-for-one basis both upon request of the holder of the class B common stock or automatically upon transfer of the class B common stock to a stockholder that does not hold any class B common stock before the transfer. Class B common stock is entitled to six votes per share rather than one vote per share, but in all other respects each share of class B common stock is identical to one share of class A common stock.

Preferred Stock

      Our certificate of incorporation authorizes our board of directors, without any approval of our stockholders, to issue up to 5,000,000 shares of preferred stock from time to time and in one or more series and to fix the number of shares of any series and the designation, conversion, dividend and other rights of the series. The board of directors has designated 10,000 shares of preferred stock as series A preferred stock, 175 shares of preferred stock as series S preferred stock and 10,000 shares of preferred stock as series C preferred stock.

      Future issuances of preferred stock may have the effect of delaying or preventing a change in control of ICC. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of our common stock. In some circumstances, the issuance of preferred stock could have the effect of decreasing the market price of our common stock.

Series A preferred stock

      As of June 6, 2001, ICC had 525 shares of series A preferred stock outstanding, held by nine stockholders.

      Series A preferred stock is convertible, at the option of the holder, into class A common stock. Each share of series A preferred stock is convertible into a number of shares of class A common stock determined by dividing $1,000 by 75% of the average market price of the class A common stock for the ten trading days before the conversion date. However,

      o if 75% of the average market price is less than $3 per share, the series A preferred stock provides that 75% of the average market price will be considered to be $3 per share, which results in a maximum of 333 shares which may be issued upon conversion of one share of series A preferred stock; and

      o if 75% of the average market price is greater than $5 per share, the series A preferred stock provides that 75% of the average market price will be considered to be $5 per share, which results in a minimum of 200 shares which may be issued upon conversion of one share of series A preferred stock.

If all of the series A preferred stock were converted on June 6, 2001, 175,000 shares of class A common stock would be issued in this conversion. The minimum and maximum conversion rates apply even if at the time of conversion the class A common stock is not traded on the Nasdaq National Market. No fewer than 25 shares may be converted at one time unless the holder then holds fewer than 25 shares and converts all of the holder's shares at that time.

      Series A preferred stock is redeemable, in whole or in part, by ICC, commencing on the third anniversary of the date of issuance. The redemption price for each share of series A preferred stock is $1,000 plus unpaid dividends. Notice of redemption must be given 30 days before the redemption date.

      Subject to the rights of stockholders holding any series of ICC preferred stock that is senior to the series A preferred stock, upon a liquidation, dissolution or winding up of ICC, the holders of series A preferred stock are entitled to receive an amount equal to $1,000 per share of series A preferred stock before any distribution is made to holders of common stock.

      The holders of the outstanding shares of series A preferred stock are entitled to a 4% annual dividend payable in cash or in shares of class A common stock, at the option of ICC. These dividends are payable on each July 1 and commenced on July 1, 1999. ICC elected to issue 14,641 shares of class A common stock in payment of the dividend due on July 1, 1999 and a total of $181,772 in cash in payment of the dividend due on July 1, 2000. The Board of Directors of ICC has declared a dividend payable in shares of class A common stock on July 1, 2001.

      Series A preferred stock has no voting rights except as expressly required by law.

Series S preferred stock

      As of July 1, 1999, ICC had no outstanding shares of series S preferred stock. ICC does not intend to issue any shares of series S preferred stock in the future.

Series C preferred stock

      As of June 6, 2001, ICC had 10,000 shares of series C preferred stock outstanding, held by one stockholder.

      Series C preferred stock is convertible, at the option of the holder, into class A common stock. Each share of series C preferred stock is convertible into a number of shares of class A common stock determined by dividing $1,000 by the conversion price at the date of conversion. The initial conversion price for the series C preferred stock is $22.34 per share, which is subject to adjustment in the case of a reclassification, subdivision or combination of ICC's common stock and upon a consolidation, merger or sale of substantially all of the assets of ICC.

      Series C preferred stock is redeemable, in whole or in part, by ICC, commencing on the fifth anniversary of the date of issuance. The redemption price for each share of series C preferred stock is $1,000 plus unpaid dividends. Notice of redemption must be given not less than fifteen days nor more than 45 days before the redemption date.

      Upon a liquidation, dissolution or winding up of ICC, the holders of series C preferred stock are entitled to receive an amount equal to $1,000 per share of series C preferred stock plus unpaid dividends before any distribution is made to holders of series A preferred stock or common stock.

      The holders of the outstanding shares of series C preferred stock are entitled to a 4% annual dividend payable in cash or in shares of class A common stock, at the option of ICC. These dividends are payable on each January 1 and commenced on January 1, 2001.

      Each share of series C preferred stock is entitled to a number of votes equal to the number of whole shares of common stock into which each share of series C preferred is convertible as of the record date for the determination of stockholders entitled to vote on any matter submitted to stockholders.

Warrants

      As of June 6, 2001, there were 234,140 class A warrants outstanding. Each class A warrant entitles the holder upon exercise to purchase 1.36891 shares of class A common stock and one class B warrant, which is described below. Each class A warrant is exercisable for $29.16 and expires in February 2002.

      As of June 6, 2001, there were 263,835 class B warrants outstanding. Each class B warrant entitles the holder upon exercise to purchase 1.36891 shares of class A common stock. Each class B warrant is exercisable for $39.23 and expires in February 2002.

      The class A and class B warrants are traded in the over-the-counter market on the OTC Bulletin Board. The number of class A and class B warrants and the exercise prices of the class A and class B warrants are subject to adjustment in the event of any subdivision or combination of the outstanding class A common stock, any stock dividend payable in shares of class A common stock paid to holders of class A common stock, or any sale of any shares of class A common stock, or of any rights, warrants, options or securities convertible into or exercisable for class A common stock, for consideration valued at less than the market price of the class A common stock at that time.

      The class A and class B warrants are subject to redemption by ICC, at $0.25 per class A or class B warrant, on not less than 30 days notice in the event that the average closing bid price for the class A common stock, if the class A common stock is then traded on the Nasdaq National Market, or the last reported sales price, if the class A common stock is then traded on a national securities exchange, exceeds $44.50 in the case of the redemption of the class A warrants and $61.25 in the case of the redemption of the class B warrants, for the thirty consecutive business days ending within 15 days of the date of the notice of redemption. All warrants of a class must be redeemed if any of that class are redeemed. The date set for redemption of the class B warrants may not be earlier than 31 days after the date set for redemption of the class A warrants. The rights of holders of class A and class B warrants to exercise the warrants terminate at 5:00 p.m., New York time, on the business day immediately preceding the date set for redemption.

      Investors in our 1998 bridge financing purchased 10% notes with warrants attached. For each $1 of notes, a purchaser was entitled to 0.3 warrants and we issued a total of 778,500 warrants in this transaction. Each of these warrants entitles the holder upon exercise to purchase one share of class A common stock for $2.50. These warrants expire between December 2001 and July 2002. As of June 6, 2001, there were 116,000 of these warrants outstanding.

      Three finders introduced us to investors in our 1998 bridge financing and received a total of 66,600 warrants for these services. Each of these warrants entitles the holder upon exercise to purchase one share of class A common stock for $2.50. These warrants expire between July 2001 and January 2002. As of June 6, 2001, there were 8,910 of these warrants outstanding.

      Several NASD registered broker/dealers provided services in connection with our April 1999 private placement of series A preferred stock and received a total of 173,250 warrants for these services. Each of these warrants entitles the holder upon exercise to purchase one share of class A common stock for $5.00 and expires in April 2002. As of June 6, 2001, there were 43,350 of these warrants outstanding.

      The warrants issued in our 1998 bridge financing to investors and finders are redeemable by ICC for $2.50 per warrant within 10 days of mailing an acceleration notice at any time after one year from issuance if the bid price of the class A common stock exceeds $7.50 subject to adjustment for stock splits, dividends or combinations for 10 consecutive trading days.

      The number and exercise price of the warrants issued to financial advisors in connection with our 1998 bridge financing and our April 1999 private placement are subject to adjustment in the event of any stock dividend payable in shares of class A common stock paid to holders of class A common stock or any subdivision or combination of the outstanding class A common stock.

      In April 1999, Richard Blume received 18,000 warrants for consulting services performed for ICC. Each of these warrants entitles the holder upon exercise to purchase one share of class A common stock for $9.94. As of June 6, 2001, all of these warrants were outstanding.

      In connection with our strategic global alliance with Cable & Wireless, we issued to Cable & Wireless 400,000 warrants to purchase shares of our class A common stock. Each of these warrants entitles the holder upon exercise to purchase one share of class A common stock for $22.21 per share and expires in January 2005. The number and exercise price of these warrants are subject to adjustment in the event of any stock dividend payable in shares of class A common stock paid to holders of class A common stock or any subdivision or combination of the outstanding class A common stock. As of June 6, 2001, all of these warrants were outstanding.

      In connection with the RTCI Merger, warrants to purchase shares of RTCI common stock were converted into warrants to purchase an aggregate of 45,760 shares of ICC class A common stock at $5.77 per share.

Delaware Law and Certificate of Incorporation and Bylaw Provisions

      The following is a summary description of material provisions of the Delaware General Corporation Law and our certificate of incorporation and bylaws. For further information you should refer to our certificate of incorporation and bylaws.

      We must comply with the provisions of Section 203 of the Delaware General Corporation Law. Section 203 prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder for three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A business combination includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An interested stockholder is generally a person who, together with affiliates and associates, owns, or within the past three years did own, 15% of the corporation's voting stock.

      There are provisions in our certificate of incorporation, our bylaws and Delaware law that make it more difficult for a third party to obtain control of ICC, even if doing so would be beneficial to our stockholders. This could depress our stock price. However, these provisions enhance the likelihood of continuity and stability in the composition of the policies formulated by the board of directors. In addition, these provisions are intended to ensure that the board of directors will have sufficient time to act in what it believes to be in the best interests of ICC and its stockholders. These provisions also are designed to reduce the vulnerability of ICC to an unsolicited proposal for a takeover of ICC that does not contemplate the acquisition of all of its outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of ICC. The provisions are also intended to discourage some tactics that may be used in proxy fights.

Classified Board of Directors

      Our board of directors is divided into three classes of directors. The classes are as nearly equal in number as possible and serve staggered three-year terms. One class of directors is elected each year to serve a three-year term. The classified board provision will help to assure the continuity and stability of the board of directors and the business strategies and policies of ICC as determined by the board of directors. The classified board provision could have the effect of discouraging a third party from making a tender offer for our shares or attempting to obtain control of ICC. In addition, the classified board provision could delay stockholders who do not agree with the policies of the board of directors from removing a majority of the board of directors for two years.

Indemnification

      We have included in our certificate of incorporation and bylaws provisions to (1) eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the Delaware General Corporation Law and (2) indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, including circumstances in which indemnification is discretionary.

      We believe that these provisions are necessary to attract and retain qualified persons as directors and officers.

Transfer Agent and Registrar

      The transfer agent and registrar for our class A common stock is American Stock Transfer and Trust Company.

                                  LEGAL MATTERS

      The legality of the shares of class A common stock being offered by this prospectus has been passed upon by Kramer Levin Naftalis & Frankel LLP, New York, New York.

                                     EXPERTS

      The financial statements incorporated in this prospectus by reference from Internet Commerce Corporation's Annual Report on Form 10-KSB for the year ended July 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      Richard A. Eisner & Company, LLP, our previous independent auditors, have audited our financial statements as of July 31, 1999, as stated in their report included in our annual report on form 10-KSB for the year ended July 31, 2000, which is incorporated in this prospectus by reference. Our financial statements as of July 31, 1999 are incorporated by reference in reliance on Richard A. Eisner & Company, LLP's report, given on their authority as experts in accounting and auditing.

      The financial statements of Research Triangle Commerce, Inc. for the two years ended December 31, 1999, incorporated in this Registration Statement on form S-3 by reference to the Internet Commerce Corporation's Current Report on form 8-K dated September 7, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

o Government Filings. We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC's public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

      We have filed with the SEC a registration statement on form S-3 to register the shares of class A common stock to be offered. This prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all the information included in the registration statement. For further information about us and our class A common stock, you should refer to that registration statement and to the exhibits and schedules filed as part of that registration statement, as well as the documents we have incorporated by reference which are discussed below. You can review and copy the registration statement, its exhibits and schedules, as well as the documents we have incorporated by reference, at the public reference facilities maintained by the SEC as described above. The registration statement, including its exhibits and schedules, are also available on the SEC's web site, given above.

o Stock Market. Shares of our class A common stock are traded on the Nasdaq National Market.

o Information Incorporated by Reference. The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any further filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until this offering has been completed:

      o     Our annual report on form 10-KSB for the year ended July 31, 2000;

      o Our quarterly reports on form 10-Q for the quarters ended October 31, 2000, January 31, 2001 and April 30, 2001;

      o Our current reports on form 8-K dated October 13, 2000, November 8, 2000, November 14, 2000 and November 16, 2000; and

      o The description of our class A common stock contained in our Rule 424 prospectus filed with the SEC on June 18, 1995, including any amendments or reports filed for the purpose of updating the description. See also Description of Securities on pages 17 to 23 of this prospectus.

      You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

      Internet Commerce Corporation
      805 Third Avenue
      New York, New York  10022
      (212) 271-7640
      Attn:  Victor Bjorge

     We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents. We have not authorized anyone to provide you with, and you should not rely on, information other than that which is in this prospectus, any prospectus supplement or which is incorporated in this prospectus by reference.